Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST BUSEY CORPORATION

AND

PULASKI FINANCIAL CORP.

DECEMBER 3, 2015

i

Exhibit

A	Form of Voting and Support Agreement

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror Adverse Recommendation	45
Acquiror Articles of Incorporation	62
Acquiror Bank	63
Acquiror Benefit Plan	63
Acquiror Board	63
Acquiror Bylaws	63
Acquiror Capital Stock	63
Acquiror Capitalization Date	27
Acquiror Common Stock	63
Acquiror Common Stock Price	63
Acquiror Disclosure Schedules	71
Acquiror Equity Award	63
Acquiror ERISA Affiliate	63
Acquiror Evaluation Date	29
Acquiror Financial Statements	29
Acquiror Loans	31
Acquiror Preferred Stock	27
Acquiror SEC Reports	63
Acquiror Stock Issuance	64
Acquiror Stock Plans	64
Acquiror Stockholder Approval	64
Acquiror Stockholders’ Meeting	45
Acquiror Trust	64
Acquiror Trusts	64
Acquisition Proposal	64
Affiliate	64
Agreement	1
Bank	64
Bank Merger	64
Borrowing Affiliate	38
Business Day	65
CIC Payment	51
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation	41
Company Articles of Incorporation	65
Company Benefit Plan	65
Company Board	65
Company Bylaws	65
Company Capital Stock	65
Company Capitalization Date	9

v

Company Common Stock	65
Company Disclosure Schedules	71
Company Employees	39
Company Equity Award	65
Company ERISA Affiliate	65
Company Evaluation Date	12
Company Financial Statements	11
Company Investment Securities	23
Company Loans	14
Company Material Contract	19
Company Performance Stock Award	6
Company Permitted Exceptions	14
Company Preferred Stock	10
Company Restricted Stock Award	6
Company SEC Reports	65
Company Stock Certificates	4
Company Stock Option	6
Company Stock Plans	66
Company Stockholder Approval	66
Company Stockholders’ Meeting	40
Company Trust	66
Company Trust Debentures	52
Company Trust Preferred Securities	52
Company Trusts	66
Confidentiality Agreement	37
Contemplated Transactions	66
Contract	66
Control, Controlling or Controlled	66
Conversion Fund	4
Covered Employees	50
CRA	67
Deposit Insurance Fund	67
Derivative Transactions	67
DOL	67
Effective Time	2
Environment	67
Environmental Laws	67
ERISA	67
Exchange Act	67
Exchange Agent	4
Exchange Ratio	3
FDIC	67
Federal Reserve	67
GAAP	67
GBCL	67
Hazardous Materials	67

Indemnified Party	46
Intangible Assets	68
Internal Control Over Financial Reporting	12
IRS	68
IRS Guidelines	50
Joint Proxy Statement	68
Knowledge	68
Legal Requirement	68
Letter of Transmittal	4
Material Adverse Effect	68
Merger	1
Merger Consideration	3
Missouri Articles of Merger	2
NASDAQ Rules	69
Nevada Articles of Merger	2
New Plans	50
NRS	69
Old Plans	51
Order	69
Ordinary Course of Business	69
OREO	69
Outstanding Company Shares	69
PBGC	69
Person	69
Previously Disclosed	72
Proceeding	69
Registration Statement	69
Regulatory Authority	70
Representative	70
Requisite Regulatory Approvals	70
Schedules	71
SEC	70
Securities Act	70
Subsidiary	70
Superior Proposal	70
Surviving Entity	1
Tax	70
Tax Return	71
Termination Date	57
Termination Fee	58
Total Payments	51
Transition Date	71
TRUPS Assumption	52
U.S.	71

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of December 3, 2015, by and between First Busey Corporation, a Nevada corporation (“Acquiror”), and Pulaski Financial Corp., a Missouri corporation (the “Company”).

RECITALS

A.                                    The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.                                    The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

C.                                    As an inducement to Acquiror to enter into this Agreement, certain of the directors of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.

D.                                    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1                                   The Merger.  Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the NRS and the GBCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the NRS and the GBCL, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.

Section 1.2                                   Effective Time; Closing.

(a)                                 Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”).  Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)                                 The parties hereto agree to file on the Closing Date articles of merger with the Nevada Secretary of State (the “Nevada Articles of Merger”), and articles of merger with the Missouri Secretary of State (the “Missouri Articles of Merger”).  The Merger shall become effective as of the date and time specified in the Nevada Articles of Merger (the “Effective Time”).

Section 1.3                                   Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NRS and the GBCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4                                   Organizational Documents of the Surviving Entity.  The articles of incorporation and bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5                                   Bank Merger.  The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger.  At the effective time of the Bank Merger, the separate corporate existence of the Bank will terminate.  Acquiror Bank will be the surviving bank and will continue its corporate existence under applicable Legal Requirements.  The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.

Section 1.6                                   Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that:  (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger.  If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1                                   Consideration.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company, or the holder of any shares of Company Common Stock and subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) shall be converted into the right to receive 0.79 fully paid and nonassessable shares (the “Exchange Ratio”) of Acquiror Common Stock (the “Merger Consideration”).

(b)         Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no shares of Acquiror Common Stock or other consideration will be issued or paid in exchange therefor.

Section 2.2                                   Cancellation of Shares.  At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist.  Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statements relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive:  (a) a certificate (or evidence of book-entry as determined by Acquiror in its sole discretion) representing the number of whole shares of Acquiror Common Stock into which they were converted pursuant to this Article 2; (b) cash in lieu of fractional shares which the shares of Company Common Stock represented by such certificate have been converted into the right to receive pursuant to Section 2.1 and Section 2.3, without any interest thereon; and (c) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(f).

Section 2.3                                   No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Merger Consideration in the Merger.  Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 2.4                                   Exchange of Certificates.

(a)                                 The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time.  Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)                                 At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Acquiror Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3.  Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”

(c)                                  Within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

(d)                                 Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.

(f)                                   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2.  Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1.

(g)                                  Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest.  Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Acquiror Common stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock.  Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, shares of Acquiror Common stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i)                                     If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5                                   Company Equity Awards.

(a)         Subject to the provisions of this Agreement, at the Effective Time, the Acquiror shall assume the Company Stock Plans, and by virtue of the Merger and without any action on the part of the holders thereof, each option granted by the Company to purchase shares of Company Common Stock under a Company Stock Plan or otherwise, whether vested or unvested (a “Company Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall be fully vested and be converted into an option award to purchase Acquiror Common Stock with respect to the number of whole shares of Acquiror Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, subject to the terms and conditions of the Company Stock Plan, if any, pursuant to which such Company Stock Option was granted and/or any associated award agreement.  It is intended that the conversion of Company Stock Options under this Section 2.5(a) shall comply with Sections 409A and 424 of the Code, to the extent applicable, and this Section 2.5(a) shall be construed consistent with such intent.

(b)         Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock award in respect of a share of Company Common Stock, subject solely to service vesting, granted under a Company Stock Plan or otherwise, (a “Company Restricted Stock Award”), which is outstanding immediately prior to the Effective Time shall be fully vested and each holder thereof shall become a holder of Company Common Stock immediately prior to the Effective Time.

(c)          Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Equity Award that is subject to a performance vesting condition, in whole or in part, granted under a Company Stock Plan or otherwise, including, but not limited to, performance stock or performance stock units (a “Company Performance Stock Award”), that is outstanding immediately prior to the Effective Time shall be deemed earned at target performance (as listed in Section 2.5(c) of the Company Disclosure Schedules) and be converted into a service based restricted stock or restricted stock unit award of Acquiror Common Stock with respect to the number of whole shares of Acquiror Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Performance Stock Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with full vesting occurring at the end of the previous vesting term subject to early vesting upon an involuntary termination without cause or retirement, and subject to the terms and conditions of the Company Stock Plan, if any, pursuant to which such Company Performance Stock Award was granted and/or any associated award agreement. It is intended that the conversion of Company Performance Stock Awards under this Section 2.5(c) shall comply with Section 409A of the Code, to the extent applicable, and this Section 2.5(c) shall be construed consistent with such intent.

(d)         Immediately following the Effective Time, Acquiror shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Acquiror Common Stock subject to Company Equity Awards, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Equity Awards (as converted) remain outstanding.

(e)          At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 2.5.

Section 2.6                                   Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the GBCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration.

Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the GBCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the GBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror:  (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCL and received by the Company relating to stockholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the GBCL.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:

Section 3.1                                   Company Organization.  The Company:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.  The Company has no subsidiary other than the subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

Section 3.2                                   Company Subsidiary Organizations.  The Bank is a national bank duly organized, validly existing and in good standing under the laws of the U.S.  Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company.  Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3                                   Authorization; Enforceability.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board.  The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders.  The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4                                   No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under, any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on the Company.  Except for:  (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (d) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing of the Missouri Articles of Merger with the Missouri Secretary of State pursuant to the GBCL; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5                                   Company Capitalization.

(a)                                 The authorized capital stock of the Company currently consists exclusively of:  (i) 18,000,000 shares of Company Common Stock, of which, as of November 30, 2015 (the “Company Capitalization Date”), 11,920,597 shares were issued and outstanding; and (ii) 1,000,000 shares of the Company’s preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which no shares were designated and outstanding as of the Company Capitalization Date.  The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)                                 As of the Company Capitalization Date, no shares of Company Capital Stock were reserved for issuance except for 585,155 shares of Company Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under the Company Stock Plans.

(c)                                  Other than awards under the Company Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Company Capitalization Date.  Since the Company Capitalization Date through the date hereof, the Company has not:  (i) issued or repurchased any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company, other than in connection with the exercise of the Company Equity Awards that were outstanding on the Company Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant the Company Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.  From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has:

(A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Stock Plan.

(d)         None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) other than outstanding the Company Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries.  Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of the Company.  Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6                                   Company Subsidiary Capitalization.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7                                   Company SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)                                 The Company has timely filed all Company SEC Reports, except where the failure to file any Company SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities

Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects.  As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports.  No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)                                 The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  Taken together, the financial statements presented in the Company SEC Reports (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements.  The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(c)                                  The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.  The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures.  As of June 30, 2015, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)                                 The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”).  The Company’s certifying officers have evaluated the effectiveness of the Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of the Company under the Exchange Act (the “Company Evaluation Date”).  The Company presented in such quarterly report the conclusions of the certifying officers about the effectiveness of the Company’s Internal Control Over Financial

Reporting based on their evaluations as of the Company Evaluation Date.  Since the Company Evaluation Date, there have been no changes in the Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company’s Internal Control Over Financial Reporting.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)                                   To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2013 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8                                   Books and Records.  The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 3.9                                   Properties.

(a)         Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)         The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (viii) liens on property required by Regulation W promulgated by the Federal Reserve; and (ix) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”).  The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10                            Loans; Loan Loss Reserve.

(a)                                 Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)                                 All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank.  The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.

(c)                                  Section 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2015, each Company Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

(d)                                 The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e)                                  To the Knowledge of the Company:  (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11                            Taxes.

(a)                                 The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return is true, correct and complete in all material respects.  The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority.  Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets.  Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)                                  The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

(d)                                 To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 3.12                            Employee Benefits.

(a)                                 Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan.  The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan:  (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) the following documents related to each Company Benefit Plan:

(i)             all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)          all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)       all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.  No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)                                  Neither the Company nor any of Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies).  With respect to any Company Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).  No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)                                 Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)                                  Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)                                   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g)                                  No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)                                 All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company

Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(i)                                     There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)                                    No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee.  All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

(k)                                 Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

Section 3.13                            Compliance with Legal Requirements.  The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  The Company and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14                            Legal Proceedings; Orders.

(a)         Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b)         Neither the Company nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of the Company, since January 1, 2014, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15                            Absence of Certain Changes and Events.  Since September 30, 2014, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16                            Material Contracts.  Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a)         all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Des Moines advances;

(b)         each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans and those described in Section 3.16(k));

(c)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)         each Contract not referred to elsewhere in this Section 3.16 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(e)          each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);

(f)           each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)         each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)             each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(j)            each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $250,000 and other than those described in Section 3.16(k));

(k)         each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(l)             the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)     each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $500,000;

(n)         each Company Benefit Plan (other than those described in Section 3.16(k)); and

(o)         each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17                            No Defaults.  Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract.  Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18                            Insurance.  Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice.  The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.19                            Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20                            Transactions with Affiliates.  No transaction, or series of related transactions, is currently proposed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 3.21                            Brokerage Commissions.  Except for fees payable to Sandler O’Neill & Partners, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22                            Approval Delays.  To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23                            Labor Matters.

(a)                                 There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years.  There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24                            Intellectual Property.  Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25                            Investments.

(a)                                 Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person.  The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank.  The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b)                                 Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time.  With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                                  None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company

Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d)                                 All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable laws, rules, regulations and policies of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except for such breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.26                            Trust Preferred Securities.  The Company has performed, or has caused each Company Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Company Trust Debentures or the Company Trust Preferred Securities or any agreements related thereto.

Section 3.27                            No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Acquiror or any of its affiliates or representatives with respect to:  (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 The Company acknowledges and agrees that neither Acquiror nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:

Section 4.1                                   Acquiror Organization.  Acquiror:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.  Acquiror has no subsidiary other than the subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Section 4.2                                   Acquiror Subsidiary Organizations.  Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois.  Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror.  Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3                                   Authorization; Enforceability.  Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board.  The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders.  The Acquiror Board has directed the Acquiror Stock Issuance be submitted to Acquiror’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Acquiror’s stockholders vote in favor of the Acquiror Stock Issuance.  The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Acquiror Stockholder Approval, and subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4                                   No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals.  Except for:  (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (d) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing of the Missouri Articles of Merger with the Missouri Secretary of State pursuant to the GBCL; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5                                   Acquiror Capitalization.

(a)                                 The authorized capital stock of Acquiror currently consists exclusively of:  (i) 66,666,667 shares of Acquiror Common Stock, of which, as of November 30, 2015 (the “Acquiror Capitalization Date”), 28,692,713 shares were issued and outstanding, and 735,025 shares were held in the treasury of Acquiror; and (ii) 72,664 shares of Acquiror’s preferred stock, $0.001 par value per share (the “Acquiror Preferred Stock”), all of which were designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, and all of which were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter.  All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

(b)                                 As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for:  (i) 614,953 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; (ii) 1,222,770 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans; and (iii) 191,277.67 shares of Acquiror Common Stock reserved for issuance in connection with outstanding warrants originally issued to the United States Department of the Treasury pursuant to the Capital Purchase Program implemented pursuant to the Troubled Asset Relief Program.

(c)                                  Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date.  Since the Acquiror Capitalization Date through the date hereof, Acquiror has not:  (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock or any other equity-based awards.  From the Acquiror Capitalization Date through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Acquiror Stock Plan.

(d)         None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) other than outstanding Acquiror Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.  Except as permitted by this Agreement, since the Acquiror Capitalization Date, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Acquiror.  Other than its Subsidiaries, Acquiror does not own, nor has any

Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6                                   Acquiror Subsidiary Capitalization.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.7                                   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)                                 Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects.  As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports.  No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)                                 The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements.  The Acquiror Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, McGladrey LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

(c)                                  Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.  Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Acquiror’s management to allow timely decisions regarding required disclosures.  As of September 30, 2015, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)                                 Acquiror and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”).  Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror’s Internal Control Over Financial Reporting based on their evaluations as of the Acquiror Evaluation Date.  Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Acquiror’s Internal Control Over Financial Reporting. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)                                   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.8                                   Books and Records.  The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 4.9                                   Properties.  Acquiror and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (i) as noted in the most recent Acquiror Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Acquiror Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with Acquiror or any of Acquiror’s Subsidiaries, provided the lien was not created in contemplation of that event; (viii) liens on property required by Regulation W promulgated by the Federal Reserve; and (ix) liens incidental to the conduct of business or ownership of property of Acquiror or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement.  Acquiror and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Acquiror, the lessor.

Section 4.10                            Loans; Loan Loss Reserve.

(a)                                 Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Acquiror Loans”) reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)                                 All Acquiror Loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank.  Acquiror Bank’s interest in all Acquiror

Loans is free and clear of any security interest, lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such Acquiror Loans.

(c)                                  Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

(d)                                 To the Knowledge of Acquiror, the aggregate loan balances in excess of Acquiror Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.11                            Taxes.

(a)                                 Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return is true, correct and complete in all material respects.  Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority.  Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets.  Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)                                  Acquiror and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

(d)                                 To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 4.12                            Employee Benefits.

(a)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the transactions contemplated by this Agreement.

(b)                                 With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.  Neither Acquiror nor any of the Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).  No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(c)                                  Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Acquiror’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.

(d)                                 Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(e)                                  Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Acquiror’s Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.

(f)                                   No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Acquiror’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(g)                                  All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes have been set aside therefor and reflected in Acquiror Financial Statements.

(h)                                 No condition exists as a result of which Acquiror or any Subsidiary would have any liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee.  All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan.

(i)                                     Neither Acquiror nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.

Section 4.13                            Compliance with Legal Requirements.  Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  Acquiror and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.  Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.14                            Legal Proceedings; Orders.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b)                                 Neither Acquiror nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Acquiror, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.15                            Absence of Certain Changes and Events.  Since December 31, 2014, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.16                            Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company.  Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 4.17                            Brokerage Commissions.  Except for fees payable to FIG Partners, LLC pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.18                            Approval Delays.  To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.19                            No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to:  (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Acquiror acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5
THE COMPANY’S COVENANTS

Section 5.1                                   Access and Investigation.

(a)                                 Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time.  Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries.  Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege).  No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement.  This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment:  (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed.  If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror:  (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)                                  All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Non-Disclosure Agreement dated June 26, 2015, between Acquiror and the Company (the “Confidentiality Agreement”).

Section 5.2                                   Operation of the Company and Company Subsidiaries.

(a)                                 Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i)                                     other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement:  (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;

(ii)                                  (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that the Company shall be permitted to continue paying its regular quarterly dividend of $0.095 per share of Company Common Stock consistent with past practice; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

(iii)       amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into:  (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)      enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)         (A) enter into any new credit or new lending relationships greater than $2,000,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(vi)      maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(vii)   fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii)                        sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix)                              acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)                                 amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xi)                              implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xii)                           except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof:  (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiii)                        incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xiv)                       enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xv)                          settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not:  (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvi)                       make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xvii)                    make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xviii)                 hire any employee with an annual salary in excess of $150,000; or

(xix)                       agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

(c)                                  For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Robin N. Elliott, Executive Vice President and Chief Financial Officer of Acquiror, and John J. Powers, Executive Vice President and General Counsel of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.

Section 5.3                                   Notice of Changes.  The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that:  (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

Section 5.4                                   Stockholders’ Meeting.  Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the GBCL,

Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the GBCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable law, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

Section 5.5                                   Information Provided to Acquiror.  The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6                                   Operating Functions.  The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

Section 5.7                                   Company Benefit Plans.

(a)                                 At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan.

(b)                                 Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

Section 5.8                                   Acquisition Proposals.

(a)         The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal.  The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)         The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement and prior to receipt of the Company Stockholder Approval, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

(c)          Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 5.9                                   Release of Security Interest.  Prior to the Effective Time, Company shall use its reasonable best efforts to pay, in full, all principal and interest payments due on Company’s outstanding debt obligation to First Bank, St. Louis, Missouri, and use its reasonable best efforts to seek the release of First Bank’s security interest on the issued and outstanding shares of common stock of the Bank pledged to First Bank in connection with such debt obligation.

ARTICLE 6
ACQUIROR’S COVENANTS

Section 6.1                                   Access and Investigation.

(a)                                 Subject to any applicable Legal Requirement, Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement.  The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as the Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries.  Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege).  No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement.  This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment:  (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed.  If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company:  (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)                                  All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

Section 6.2                                   Operation of Acquiror and Acquiror Subsidiaries.

(a)                                 Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror will not, and will cause each of its Subsidiaries not to:

(i)                                     (A) enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other Person or (B) make any loan, advance or capital contribution to, or investment in, any Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;

(ii)                                  amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company;

(iii)                               implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; or

(iv)                              agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board in support of, any of the actions prohibited by this Section 6.2.

Section 6.3                                   Stockholders’ Meeting.  Subject to the other provisions of this Agreement and unless there has been a Acquiror Adverse Recommendation, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with NASDAQ Rule 5635(a), the Acquiror Articles of Incorporation and the Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) for the purpose of obtaining the Acquiror Stockholder Approval.  Acquiror and the Acquiror Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the Acquiror Stock Issuance required by NASDAQ Rule 5635(a), including by recommending that its stockholders vote in favor of the Acquiror Stock Issuance, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) such recommendation to Acquiror’s stockholders (a “Acquiror Adverse Recommendation”). However, if, prior to the time the Acquiror Stockholder Approval is obtained, the Acquiror Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable law, then the Acquiror Board may make an Acquiror Adverse Recommendation or publicly propose or resolve to make an Acquiror Adverse Recommendation.

Section 6.4                                   Information Provided to the Company.  Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquiror Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.5                                   Operating Functions.  Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

Section 6.6                                   Indemnification.

(a)                                 From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time.  Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable law, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b)                                 For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Acquiror shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Acquiror be required to expend annually in the aggregate an amount in excess of 250% of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose and, if Acquiror is unable to maintain such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that:  (i) Acquiror may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof; or (ii) the Company may obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c)                                  If Acquiror or any of its successors or assigns shall:  (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.6.

(d)                                 The provisions of this Section 6.6 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.7                                   Board Representation.  Subject to any necessary approval by the appropriate Regulatory Authorities, Acquiror shall take all appropriate action, subject to and in accordance with the respective bylaws of Acquiror and Acquiror Bank, to appoint:  (a) one individual serving on the Company Board and mutually agreeable to the parties, to the Acquiror Board, effective immediately upon the Effective Time; and (b) one individual serving on the board of directors of the Bank and mutually agreeable to the parties, to the board of directors of Acquiror Bank, effective immediately upon the effectiveness of the Bank Merger.

Section 6.8                                   Authorization and Reservation of Acquiror Common Stock.  The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.9                                   Stock Exchange Listing.  Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.

Section 6.10                            Assumption of Debt Instruments.  Except as provided in Section 5.9, Acquiror agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

ARTICLE 7
COVENANTS OF ALL PARTIES

Section 7.1                                   Regulatory Approvals.  Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals.  Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.  Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

Section 7.2                                   SEC Registration.  As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions.  The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Acquiror will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Acquiror’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event, and the Company or, Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders.

Section 7.3                                   Publicity.  Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4                                   Reasonable Best Efforts; Cooperation.  Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable.  Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.  Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5                                   Tax Free Reorganization.

(a)                                 The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)                                 As of the date hereof, the Company does not know of any reason:  (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8.  The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

(c)                                  As of the date hereof, Acquiror does not know of any reason:  (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

Section 7.6                                   Employees and Employee Benefits.

(a)                                 All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing.  Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that:  (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

(b)                                 For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)          In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that:  (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company employee eligible to receive severance benefits under an employment, change in control, severance or other agreement shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits.

(e)                                  Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.  Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 7.6(d).

Section 7.7                                   Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Capital Stock or conversion of any derivative securities in respect of shares of Company Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8                                   Stockholder Litigation.  Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Section 7.9                                   TRUPS Assumption.  As of the Effective Time and upon the terms and conditions set forth herein: (a) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the trust preferred securities (the “Company Trust Preferred Securities “) issued by the Company Trusts, including the due and punctual payment of interest on all of the obligations of the Company pursuant to the junior subordinated debentures issued by the Company to the Company Trusts (such obligations, the “Company Trust Debentures “ and such transfer and assumption as described in clause (a), the “TRUPS Assumption “); (b) Acquiror will cause the Company Trusts to discharge their obligations with respect to the Company Trust Preferred Securities arising after the Effective

Time in accordance with the terms and conditions of the agreements related to the Company Trust Preferred Securities and the TRUPS Assumption; and (c) Acquiror and the Company shall execute and deliver, or cause to be delivered, a supplemental indenture, in a form satisfactory to the trustee of the Company Trusts, to effectuate the TRUPS Assumption, for each Company Trust, whereby the Company shall assign, and Acquiror shall assume, all of the Company’s covenants, agreements and obligations under the Company Trust Debentures, signed by a duly authorized officer of each of the Company and Acquiror, and any and all other documentation and consents, including opinions of counsel, required by the trustee of the Company Trusts to make such assumptions effective.

Section 7.10                            Dividends.  After the date of this Agreement, each of Acquiror and the Company shall coordinate with the other the declaration of any dividends in respect of Acquiror Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Acquiror Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1                                   Accuracy of Representations and Warranties.  For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date).  The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect).  There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 8.2                                   Performance by the Company.  The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3                                   Stockholder Approvals.  Each of the Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

Section 8.4                                   No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 8.5                                   Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.

Section 8.6                                   Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7                                   Officers’ Certificate.  Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8                                   Tax Opinion.  Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 8.9                                   Stock Exchange Listing.  Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 8.10                            No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1                                   Accuracy of Representations and Warranties.  For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date).  The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect).  There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 9.2                                   Performance by Acquiror.  Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3                                   Stockholder Approvals.  Each of the Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

Section 9.4                                   No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 9.5                                   Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.

Section 9.6                                   Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.7                                   Officers’ Certificate.  The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.8                                   Tax Opinion.  The Company shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 9.9                                   Stock Exchange Listing.  Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 9.10                            No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

ARTICLE 10
TERMINATION

Section 10.1                            Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

(a)                                 by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b)                                 by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c)                                  by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 6.3, which are separately addressed in Section 10.1(h)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)                                 by Acquiror or the Company if:  (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval or the Acquiror Stockholder Approval is not obtained following the Company Stockholders’ Meeting or the Acquiror Stockholders’ Meeting, respectively; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)                                  by Acquiror or the Company if the Effective Time shall not have occurred at or before November 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)                                   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g)                                  by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;

(h)                                 by the Company if Acquiror materially breaches any of its obligations under Section 6.3;

(i)                                     by the Company prior to the Company Stockholder Approval pursuant to Section 5.8;

(j)                                    by Acquiror prior to the Company Stockholder Approval if the Company makes a Company Adverse Recommendation; or

(k)                                 by the Company prior to the Company Stockholder Approval if Acquiror makes an Acquiror Adverse Recommendation.

Section 10.2                            Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3                            Fees and Expenses.

(a)                                 Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Acquiror and the Company.

(b)                                 If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(i), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $9.0 million (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c)                                  If this Agreement is terminated by the Company pursuant to Section 10.1(h), then Acquiror shall pay to the Company, within two (2) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate.

(d)                                 If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated (i) by Acquiror pursuant to Section 10.1(b) as a result of a willful breach or (ii) by Acquiror or the Company pursuant to Section 10.1(e) without the Company Stockholder Approval having been obtained; and (B) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(a), except that references in that Section to “20%” shall be replaced by “50%.”

(e)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted by Section 10.2, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion. The amounts payable by the Company and Acquiror, as applicable, pursuant to Section 10.3 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of the Company and Acquiror, as applicable, in the event of a termination of this Agreement specified in such section.

ARTICLE 11
MISCELLANEOUS

Section 11.1                            Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2                            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3                            Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except for Section 6.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4                            Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval and/or the Acquiror Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval and/or the Acquiror Stockholder Approval is obtained, there may not be, without further approval of the Company’s and/or Acquiror’s stockholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5                            Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements:  (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  To the maximum extent permitted by applicable Legal Requirements:  (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6                            Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone:    (217) 365-4544
Facsimile:     (217) 351-6551
Attention:     Robin N. Elliott (robin.elliott@busey.com)

First Busey Corporation

100 W. University Avenue
Champaign, Illinois 61820
Telephone:    (217) 365-4639
Facsimile:     (217) 351-6551
Attention:     John J. Powers (john.powers@busey.com)

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone:    (312) 984-3100
Facsimile:     (312) 984-3150
Attention:     Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:

Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri  63141
Telephone:    (314) 579-5102
Facsimile:     (314) 542-5359
Electronic mail:   gdouglass@pulaskibank.com
Attention:     Gary W. Douglass

with copies, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP
607 14th Street NW, Suite 1000
Washington, DC 20005
Telephone:    (202) 508-5825
Facsimile:     (202) 204-5600
Attention:     Aaron M. Kaslow (akaslow@kilpatricktownsend.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7                            Entire Agreement.  This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8                            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9                            Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10                     Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12
DEFINITIONS

Section 12.1                            Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)                                 “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of First Busey Corporation, as amended.

(b)                                 “Acquiror Bank” means Busey Bank, an Illinois state chartered bank headquartered in Champaign, Illinois, and a wholly-owned subsidiary of Acquiror.

(c)                                  “Acquiror Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

(d)                                 “Acquiror Board” means the board of directors of Acquiror.

(e)                                  “Acquiror Bylaws” means the First Busey Corporation Amended and Restated ByLaws, as amended.

(f)                                   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(g)                                  “Acquiror Common Stock” means the common stock, $0.001 par value per share, of Acquiror.

(h)                                 “Acquiror Common Stock Price” means the volume weighted average closing price of Acquiror Common Stock on the NASDAQ Global Select Market over the ten (10) trading day period ending on the second trading day before the Closing Date.

(i)                                     “Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.

(j)                                    “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(k)                                 “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2013.

(l)                                     “Acquiror Stockholder Approval” means the approval of the Acquiror Stock Issuance or of any of the Contemplated Transactions, if required by applicable Legal Requirements, by the stockholders of Acquiror.

(m)                             “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.

(n)                                 “Acquiror Stock Plans” means any of the following:

(i)                           Main Street Trust, Inc. 2000 Stock Incentive Plan

(ii)                        First Busey Corporation Employee Stock Ownership Plan

(iii)                     First Busey Corporation 1999 Stock Option Plan

(iv)                    First Busey Corporation 2004 Stock Option Plan

(v)                       First Busey Corporation 2010 Equity Incentive Plan

(vi)                    First Busey Corporation Employee Stock Purchase Plan

(o)                                 “Acquiror Trusts” means Busey Statutory Trust II, Busey Statutory Trust III, and Busey Trust IV (each individually, an “Acquiror Trust”).

(p)                                 “Acquisition Proposal” means a tender or exchange offer to acquire more than 20% of the voting power in the Company, Acquiror or any Subsidiary of either, a proposal for a merger, consolidation or other business combination involving the Company, Acquiror or any Subsidiary of either or any other proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the business, assets or deposits of, the Company, Acquiror or any Subsidiary of either, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(q)                                 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(r)                                    “Bank” means Pulaski Bank, National Association, a national bank headquartered in St. Louis, Missouri, and a wholly-owned subsidiary of the Company.

(s)                                   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(t)                                    “Business Day” means any day except Saturday, Sunday and any day on which banks in Champaign, Illinois, or St. Louis, Missouri, are authorized or required by law or other government action to close.

(u)                                 “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.

(v)                                 “Company Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award, in each case with respect to which the Company has delivered or made available to Acquiror (x) a complete and correct list of recipients of outstanding awards and (y) a form of award agreement pursuant to which such outstanding award was issued or otherwise granted); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its

Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

(w)                               “Company Board” means the board of directors of the Company.

(x)                                 “Company Bylaws” means the Bylaws of the Company, as amended.

(y)                                 “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

(z)                                  “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

(aa)                          “Company Equity Award” means any outstanding Company Stock Option, Company Restricted Stock Award, Company Performance Stock Award, or other equity award granted under a Company Stock Plan.

(bb)                          “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(cc)                            “Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2013.

(dd)                          “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the GBCL and Company Articles of Incorporation.

(ee)                            “Company Stock Plans” means any of the following:

(i)                           Pulaski Financial Corp. 2000 Stock-Based Incentive Plan

(ii)                        Pulaski Financial Corp. 2002 Stock Option Plan

(iii)                     Pulaski Financial Corp. 2006 Long-Term Incentive Plan

(iv)                    Pulaski Bank Savings and Ownership Plan

(v)                       Pulaski Financial Corp. Deferred Compensation Plan (Equity Trust Plan)

(vi)                    Pulaski Financial Corp. Stock-Based Deferred Compensation Plan, as amended and restated

(ff)                              “Company Trusts” means Pulaski Financial Statutory Trust I and Pulaski Financial Statutory Trust II (each individually, a “Company Trust”).

(gg)                            “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger, (iii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iv) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

(hh)                          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(ii)                                  “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(jj)                                “CRA” means the Community Reinvestment Act, as amended.

(kk)                          “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(ll)                                  “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(mm)                  “DOL” means the U.S. Department of Labor.

(nn)                    “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(oo)                          “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(pp)                          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(qq)                          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(rr)                                “FDIC” means the Federal Deposit Insurance Corporation.

(ss)                              “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(tt)                                “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(uu)                          “GBCL” means the General and Business Corporation Law of Missouri, as amended.

(vv)                          “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(ww)                      “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(xx)                          “IRS” means the U.S. Internal Revenue Service.

(yy)                          “Joint Proxy Statement” means a joint proxy statement prepared by Acquiror and the Company for use in connection with the Company Stockholders’ Meeting and the Acquiror Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.

(zz)                            “Knowledge” means, after due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

(aaa)                   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(bbb)                   “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence:  (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from:  (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(ccc)                      “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.

(ddd)                   “NRS” means the provisions of the Nevada Revised Statutes governing business corporations, limited liability companies and mergers of business entities (NRS Sections 78.010 et seq., 86.011 et seq., and 92A.005 et seq., respectively).

(eee)                      “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(fff)                                 “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

(ggg)                              “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(hhh)                           “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(iii)                                       “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(jjj)                                    “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(kkk)                           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(lll)                                       “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(mmm)               “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(nnn)                           “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(ooo)                           “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.

(ppp)                           “SEC” means the Securities and Exchange Commission.

(qqq)                           “Securities Act” means the Securities Act of 1933, as amended.

(rrr)                                    “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(sss)                                 “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which Company Board or the Acquiror Board concludes in good faith to be more favorable from a financial point of view to its respective stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O’Neill & Partners, L.P. and FIG Partners, LLC, respectively, or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

(ttt)                                    “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(uuu)                           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(vvv)                           “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

(www)                         “U.S.” means the United States of America.

Section 12.2                            Principles of Construction.

(a)         In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)         The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.  For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)         With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

FIRST BUSEY CORPORATION		PULASKI FINANCIAL CORP.

By:	/s/ Van A. Dukeman	By:	/s/ Gary W. Douglass

Name:	Van A. Dukeman	Name:	Gary W. Douglass

Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 3, 2015, among FIRST BUSEY CORPORATION, a Nevada corporation (“Acquiror”), PULASKI FINANCIAL CORP., a Missouri corporation (the “Company”), and those directors of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).

RECITALS

A.                                    As of the date hereof, each Principal Stockholder is the owner or controls the vote of the number of shares of the Company’s common stock, $0.01 par value per share (“Company Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.

B.                                    Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of December 3, 2015 (the “Merger Agreement”), among Acquiror and the Company.

C.                                    Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

D.                                    Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Definitions; Construction.  All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement.  The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.

Section 2.                                          Representations and Warranties.  Each Principal Stockholder represents and warrants that as of the date hereof, he or she:

(a)                                 owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;

(b)                                 has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Stock; provided, however, that such shares do not include shares of Company Stock which the Principal Stockholder may exercise voting or investment power as a fiduciary for others; and

(c)                                  has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.                                          Voting Agreement.  Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and in any action by written consent of the Company’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her:

(a)                                 in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b)                                 against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and

(c)                                  against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 4.                                          Additional Covenants.  Except as required by law, each Principal Stockholder agrees that he or she will:

(a)                                 not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except:  (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing; and

(b)                                 not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

Section 5.                                          No Economic Benefit. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein.

Section 6.                                          Termination.  Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of:  (i) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; or (ii) the favorable vote of Company stockholders with respect to approval of the Merger Agreement.

Section 7.                                          Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.

Section 8.                                          Entire Agreement.  This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto.  Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.

Section 9.                                          Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 10.                                   Informed Action.  Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby.  Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 11.                                   Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12.                                   Counterparts; Facsimile/PDF Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 13.                                   Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 14.                                   Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives.  This Agreement shall survive the death or incapacity of any Principal Stockholder.  This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

Section 15.                                   Directors’ Duties.  The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director of the Company, to act or fail to act in accordance with his or her fiduciary duties in such director capacity.  Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director of the Company.  For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

Section 16.                                   WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

ACQUIROR:		COMPANY:

FIRST BUSEY CORPORATION		PULASKI FINANCIAL CORP.

By:		By:
Name:	Van A. Dukeman	Name:	Gary W. Douglass
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

[Signature Page of Voting and Support Agreement]

PRINCIPAL STOCKHOLDERS	SHARES OWNED

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[Signature Page of Voting and Support Agreement Continued]

PRINCIPAL STOCKHOLDERS	SHARES OWNED

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[Signature Page of Voting and Support Agreement Continued]